Exhibit 99.1

2013/2014 LEASING STATUS

Wholly-owned properties – summary

Applications + Leases	Current Year: Applications + Leases[1]	Current Year: Rentable Beds[2]	Current Year: % of Rentable Beds	Prior Year: Applications + Leases[1]	Prior Year: Rentable Beds[2]	Prior Year: % of Rentable Beds	Design Beds	Final Fall 2012 Occupancy[3]
Q4 2013 Same Store Wholly-owned Properties								
Legacy Properties[4]	55,540	64,792	85.7%	58,724	64,845	90.6%	65,622	97.0%
2012 Acquisitions-Campus Acquisitions Portfolio	5,602	6,534	85.7%	n/a	n/a	n/a	6,590	93.9%
2012 Acquisitions-Other	3,787	4,175	90.7%	1,120	1,375	81.5% [5]	4,205	98.7%
Subtotal - Q4 2013 Same Store Wholly-owned Properties	**64,929**	**75,501**	**86.0%**	**59,844**	**66,220**	**90.4%** [5]	**76,417**	**96.9%**
New Wholly-owned Properties								
Kayne Anderson Portfolio	9,979	11,959	83.4%	n/a	n/a	n/a	12,049	92.2% [6]
2013 Development Deliveries	4,900	4,515	108.5%	n/a	n/a	n/a	4,553	n/a
Subtotal - New Wholly-owned Properties	**14,879**	**16,474**	**90.3%**	**n/a**	**n/a**	**n/a**	**16,602**	**92.2%** [5]
Total - Wholly-owned Properties	**79,808**	**91,975**	**86.8%**	**59,844**	**66,220**	**90.4%** [5]	**93,019**	**96.2%** [5]

Leases	Current Year: Leases[1]	Current Year: Rentable Beds[2]	Current Year: % of Rentable Beds	Prior Year: Leases[1]	Prior Year: Rentable Beds[2]	Prior Year: % of Rentable Beds	Design Beds	Final Fall 2012 Occupancy[3]	Initial Rate Increase	Projected Rate Increase[7]
Q4 2013 Same Store Wholly-owned Properties										
Legacy Properties[4]	51,256	64,792	79.1%	54,851	64,845	84.6%	65,622	97.0%	2.5%	1.4%
2012 Acquisitions-Campus Acquisitions Portfolio	5,314	6,534	81.3%	n/a	n/a	n/a	6,590	93.9%	-0.9%	-1.9%
2012 Acquisitions-Other	3,598	4,175	86.2%	1,010	1,375	73.5% [5]	4,205	98.7%	2.7%	1.7%
Subtotal - Q4 2013 Same Store Wholly-owned Properties	**60,168**	**75,501**	**79.7%**	**55,861**	**66,220**	**84.4%** [5]	**76,417**	**96.9%**	**2.2%**	**1.1%**
New Wholly-owned Properties										
Kayne Anderson Portfolio	9,401	11,959	78.6%	n/a	n/a	n/a	12,049	92.2% [6]	0.3%	-0.4%
2013 Development Deliveries	4,556	4,515	100.9% [8]	n/a	n/a	n/a	4,553	n/a	n/a	n/a
Subtotal - New Wholly-owned Properties	**13,957**	**16,474**	**84.7%**	**n/a**	**n/a**	**n/a**	**16,602**	**92.2%** [5]	**n/a**	**n/a**
Total - Wholly-owned Properties	**74,125**	**91,975**	**80.6%**	**55,861**	**66,220**	**84.4%** [5]	**93,019**	**96.2%** [5]	**n/a**	**n/a**

Note: The same store grouping presented above for purposes of disclosing the pre-leasing status for the upcoming 2013/2014 academic year represents properties that will be classified as same store properties during the fourth quarter 2013 (the first full quarter of operations in the 2013/2014 academic year.) This represents properties purchased or developed prior to October 1, 2012.

1. As of June 3, 2013 for the current year and June 3, 2012 for the prior year.
2. Rentable beds exclude beds needed for on-site staff.
3. As of September 30, 2012.
4. Includes four properties classified as Held for Sale and included in discontinued operations on the Company's consolidated financial statements. Excluding these properties, the same store legacy portfolio is 79.0% leased as of June 3, 2013 as compared to 84.2% leased as of June 3, 2012.
5. Properties not owned or under ACC management during the prior year are excluded for purposes of calculating the prior year percentage of rentable beds and final fall 2012 occupancy.
6. Represents September 30, 2012 occupancy per the previous portfolio owner. This portfolio was acquired by the company on November 30, 2012.
7. Projected rate increase is based on current executed leases and assumes all future leases will be executed at currently marketed rates up to targeted occupancy.
8. Manzanita Hall is currently 169 leases above maximum occupancy due to the University's assignment process. Excluding the additional leases, this property grouping is 97.2% leased as of June 3, 2013.

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